SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2005

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

567 San Nicholas Drive, Suite 360 Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 719-2200

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 30, 2005, The TriZetto Group, Inc. (the “Company”) entered into a Purchase Agreement with UBS Securities, LLC, Banc of America Securities, LLC and William Blair & Company LLC (the “Initial Purchasers”), to sell $100 million aggregate principal amount of its 2.75% Convertible Senior Notes due 2025 (the “Notes”) in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are expected to be resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The sale of the Notes to the Initial Purchasers was consummated on October 5, 2005.

The aggregate net proceeds received by the Company from the sale of the Notes were approximately $82,000,000, after deducting the amount used to repurchase 1 million shares of the Company’s Common Stock in connection with the private placement, the Initial Purchasers’ discount and estimated offering expenses. The indebtedness under the Notes constitutes senior unsecured obligations of the Company and will rank equally with all of the Company’s existing and future unsecured indebtedness.

The Notes were issued pursuant to an Indenture, dated October 5, 2005, by and between the Company and Wells Fargo Bank, National Association, as trustee. The Notes bear interest at a rate of 2.75%, which is payable in cash semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2006, to the holders of record on the preceding March 15 and September 15, respectively.

The Notes are convertible into shares of the Company’s Common Stock at an initial conversion price of $18.85 per share, or 53.0504 shares for each $1,000 principal amount of Notes, subject to certain adjustments set forth in the Indenture. Upon conversion of the Notes, the Company will have the right to deliver shares of its Common Stock, cash or a combination of cash and shares of its Common Stock. The Notes are convertible (i) prior to October 1, 2020, during any fiscal quarter after the fiscal quarter ending December 31, 2005, if the closing sale price of the Company’s Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to October 1, 2020, during the five business day period after any five consecutive trading day period (the “Note Measurement Period”) in which the average trading price per $1,000 principal amount of Notes was equal to or less than 97% of the average conversion value of the Notes during the Note Measurement Period, (iii) upon the occurrence of specified corporate transactions, as described in the Indenture, (iv) if the Company calls the Notes for redemption, or (v) any time on or after October 1, 2020.

The Notes mature on October 1, 2025. However, on or after October 5, 2010, the Company may from time to time at its option redeem the Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes it redeems, plus any accrued and unpaid interest to, but excluding, the redemption date. On each of October 1, 2010, October 1, 2015 and October 1, 2020, holders may require the Company to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. In addition, holders may require the Company to repurchase all or a portion of their Notes upon a fundamental change, as described in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Additionally, the Notes may become immediately due and payable upon an Event of Default, as defined in the Indenture.

This announcement is not an offer to sell either the Notes or the Common Stock issuable upon conversion of the Notes. Neither the Notes nor the shares of Common Stock issuable upon conversion of the Notes have been registered under the Securities Act, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Registration Rights Agreement entered into between the Company and the Initial Purchasers provides that the Company will prepare and file with the Securities and Exchange Commission, within 90 days after the closing of the sale of the Notes, a registration statement under the Securities Act for the purpose of registering for resale, the Notes and all of the shares of the Company’s Common Stock issuable upon conversion of the Notes.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, Indenture and Registration Rights Agreement entered into in connection with the private placement, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 3.02 – Unregistered Sale of Equity Securities.

See disclosure under Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: October 5, 2005	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President and General Counsel